Exhibit 99.1
Editas Medicine Announces Second Quarter 2026 Results and Business Updates

EDIT-401 on track for CTN submission this month with data update in Q1 2027

Recently presented pre-clinical data demonstrating ~90% or greater mean reduction in multiple atherogenic lipoproteins, including LDL-C, Lp(a) and ApoB with EDIT-401 in non-human primates

Recent financing strengthens Company’s capital position, supporting continued advancement of EDIT-401 program, with cash runway into the second half of 2028

CAMBRIDGE, Mass., August 5, 2026 – Editas Medicine, Inc. (Nasdaq: EDIT), a pioneering gene editing company focused on developing transformative medicines for serious diseases, today reported financial results for the second quarter 2026 and provided business updates.

“During the second quarter, we continued preclinical work to support advancing EDIT-401 into a single ascending dose, open-label Phase 1/2 study,” said Gilmore O’Neill, M.B., M.M.Sc., President and Chief Executive Officer of Editas Medicine. “We also presented new preclinical data demonstrating the ability of a single dose of EDIT-401 to achieve rapid and significant reductions in multiple atherogenic lipoproteins in non-human primates along with a promising preclinical safety profile, reinforcing EDIT-401’s potential as a best-in-class, one-time treatment for hyperlipidemia. In addition, with our recent equity financing, we are well capitalized to drive the clinical development of EDIT-401 through key value-creating milestones. We look forward to our continued progress and expect to provide a data update in the first quarter of 2027.”

EDIT-401
•Editas presented new EDIT-401 preclinical data at the 94th European Atherosclerosis Society (EAS) Congress, the 2026 Annual Meeting of the American Society of Gene and Cell Therapy (ASGCT), and TIDES USA 2026: Oligonucleotide and Peptide Therapeutics Conference, including:
◦A single dose of EDIT-401 achieved ~90 percent or greater mean reductions in LDL cholesterol (LDL-C), lipoprotein(a) (Lp(a)), and apolipoprotein B (ApoB), with rapid and dose-dependent effect, in non-human primates (NHPs).
◦LDL-C mean reduction of ≥90% with a single dose of EDIT-401 in NHPs was durable through ~6 months.
◦No adverse clinical observations were observed in NHPs at a single dose of 1.5mg/kg.
•Editas is on track to submit a Clinical Trial Notification (CTN) in Australia this month and continues to progress towards initiating a Phase 1/2 clinical trial of EDIT-401 in patients with Heterozygous Familial Hypercholesterolemia (HeFH).
◦The Phase 1/2 study will evaluate the safety, tolerability, and efficacy of a single dose of EDIT-401. The trial is designed in two parts. Part 1 of the study is a single ascending dose, open-label trial design. Editas has selected four clinical trial sites across Australia and New Zealand.
◦The Company expects to report a data update in the first quarter of 2027.
◦Editas plans to complete enrollment in Part 1, the dose-finding portion of the Phase 1/2 trial of EDIT-401, with topline data results available in 2027.

Corporate & Business Development Updates
•In May, Editas completed a public offering of common stock and accompanying common stock warrants. The aggregate gross proceeds from the offering were $125.0 million, before deducting underwriting discounts and commissions and offering expenses. In addition, if all common stock warrants are exercised at their exercise price, the Company would receive additional gross proceeds from the offering of approximately $194.4 million before deducting underwriting discounts and commissions and offering expenses.
•Editas announced the appointment of Patrick T. Ellinor, M.D., Ph.D. to its Board of Directors. Dr. Ellinor is a recognized leader in cardiovascular medicine and human genetics and brings extensive experience spanning scientific innovation, therapeutic discovery, and clinical leadership to Editas.
Second Quarter 2026 Financial Results
Cash and cash equivalents as of June 30, 2026, were $211.6 million compared to $146.6 million as of December 31, 2025. The Company expects that the existing cash and cash equivalents will enable the Company to fund its operating expenses and capital expenditure requirements into the second half of 2028.
Second Quarter 2026
•For the three months ended June 30, 2026, net loss attributable to common stockholders was $18.2 million, or $0.15 per share, compared to net loss of $53.2 million, or $0.63 per share, for the same period in 2025.
•Collaboration and other research and development revenues increased to $11.9 million for the three months ended June 30, 2026, compared to $3.6 million for the same period in 2025. The increase was primarily attributable to the recognition of deferred revenue related to the expiration certain rights to opt-in to additional research programs under its collaboration with BMS.
•Research and development expenses increased by $4.0 million to $20.2 million for the three months ended June 30, 2026, compared to $16.2 million for the same period in 2025. The decrease is primarily related to increased external expenses for ongoing research and preclinical efforts for EDIT-401.

•General and administrative expenses decreased by $1.3 million to $11.6 million for the three months ended June 30, 2026 compared to $12.9 million for the same period in 2025. The decrease is primarily attributable to a reduction in employee-related expenses, as well as reduced professional services, in connection with the reduction in headcount (the “Reduction”) and discontinuation of the clinical development of the Company’s reni-cel program (the “Discontinuation”) initiated in December 2024 and ongoing throughout 2025.
•Restructuring and impairment charges decreased by $27.4 million to a $1.3 million benefit for the three months ended June 30, 2026 compared to $26.1 million for the same period in 2025. The decrease is primarily attributable to favorable adjustments to prior estimated costs for contracts associated with the Discontinuation upon finalization of contract costs.

About Heterozygous Familial Hypercholesterolemia (HeFH)
Heterozygous Familial Hypercholesterolemia (HeFH) is an inherited genetic disorder that leads to significantly elevated LDL‑cholesterol levels from an early age. Individuals with HeFH are at high risk of heart disease, heart attack, or stroke if the condition is not identified and treated early. An estimated 1.2 million people in the United States are living with HeFH, though many remain undiagnosed. Elevated LDL-C, also known as hyperlipidemia, is a highly prevalent disease affecting over 70 million patients in the United States alone. Substantial unmet need exists across multiple at-risk segments of patients with hyperlipidemia, including the HeFH population.

About Editas Medicine
As a pioneering gene editing company, Editas Medicine is focused on translating the power and potential of the CRISPR genome editing systems into a robust pipeline of transformative in vivo medicines for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize durable, precision in vivo gene editing medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical studies and planned clinical trials, including the Company’s expectation to complete enrolling the dose-finding portion of the planned Phase 1/2 clinical trial of EDIT-401 with topline data results available in 2027; the timing for the Company’s receipt and presentation of data from its preclinical and planned clinical studies, including providing a data update on EDIT-401 in the first quarter of 2027; the potential of, and expectations for, EDIT-401; the timing or likelihood of regulatory submissions and approvals, including submission of a CTN in Australia this month; and the Company’s expectations regarding its cash runway. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation, timing, progress, and results of preclinical studies and clinical trials; uncertainty regarding availability and timing of results from preclinical studies and clinical trials; uncertainties relating to planned regulatory submissions to initiate clinical trials, including that results of preclinical studies will warrant such submissions or that regulatory agencies may require additional preclinical studies, that regulatory submissions shall occur on the expected timelines and that regulatory authorities will provide clearance for trials to be initiated on the expected timelines or at all; and uncertainties as to whether the Company’s cash resources are sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements for the period anticipated. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as updated by the Company’s subsequent filings with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

EDITAS MEDICINE, INC.
Consolidated Statement of Operations
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Collaboration and other research and development revenues	$11,890	$3,578	$14,721	$8,236
Operating expenses:
Research and development	20,180	16,181	37,780	42,774
General and administrative	11,603	12,859	21,837	26,234
Restructuring and impairment charges	(1,339)	26,082	(1,339)	66,935
Total operating expenses	30,444	55,122	58,278	135,943
Operating loss	(18,554)	(51,544)	(43,557)	(127,707)
Other income (expense), net:
Interest expense related to sale of future revenues	(1,061)	(2,020)	(2,133)	(4,236)
Interest income, net	1,368	2,087	2,574	4,803
Other income (expense), net	17	(1,758)	(96)	(2,183)
Total other income (expense), net	324	(1,691)	345	(1,616)
Net loss	$(18,230)	$(53,235)	$(43,212)	$(129,323)
Net loss per share, basic and diluted	$(0.15)	$(0.63)	$(0.40)	$(1.54)
Weighted-average common shares outstanding, basic and diluted	119,294,615	84,412,200	108,646,137	83,737,382

EDITAS MEDICINE, INC.
Selected Consolidated Balance Sheet Items
(amounts in thousands)
(Unaudited)

	June 30,	December 31,
	2026	2025
Cash and cash equivalents	$211,645	$146,645
Working capital	149,633	117,649
Total assets	237,364	186,534
Deferred revenue, net of current portion	4,000	44,509
Total stockholders' equity	105,281	27,288
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